                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                           BLACKHAWK BANCORP, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)

                                NOT APPLICABLE
-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:


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    (2) Aggregate number of securities to which transaction applies:


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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:


--------------------------------------------------------------------------------

    (5) Total fee paid:


--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

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    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                            BLACKHAWK BANCORP, INC.

                                400 Broad Street
                            Beloit, Wisconsin 53511
                                 (608) 364-8911

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                on May 14, 1997



To the shareholders of BLACKHAWK BANCORP, INC:

         The 1997 annual meeting of the shareholders of Blackhawk Bancorp, Inc. (the "Corporation") will be held on Wednesday, May 14, 1997 at 10:00 A.M., local time, at the Country Club of Beloit, 2327 Riverside Drive, Beloit, Wisconsin, for the following purposes:

         (1) To elect one class of four directors to serve for a term of three years; and

         (2) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

         Only shareholders of record on the books of the Corporation at the close of business on March 25, 1997 will be entitled to vote at the Annual Meeting or any adjournment thereof. Your attention is called to the Proxy Statement accompanying this notice for a more complete statement regarding the matters to be acted upon at the Annual Meeting.

                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        JAMES P. KELLEY
                                        Executive Vice President and Secretary

Beloit, Wisconsin
April 2, 1997


A PROXY, WHICH IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, IS ENCLOSED. PLEASE INDICATE YOUR VOTING DIRECTIONS, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF FOR ANY REASON YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS VOTED.

                            BLACKHAWK BANCORP, INC.

                                400 Broad Street
                            Beloit, Wisconsin 53511
                                 (608) 364-8911

                                PROXY STATEMENT

                                ===============

                    This Proxy Statement was first mailed to
                     Shareholders on or about April 2, 1997

                                ===============


         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Blackhawk Bancorp, Inc., a Wisconsin corporation (the "Corporation"), for the annual meeting of shareholders to be held on Wednesday, May 14, 1997 beginning at 10:00 A.M.

         Shareholders of record at the close of business on March 25, 1997 will be entitled to one vote on each matter presented for each share so held. At that date there were 2,291,264 shares of Common Stock outstanding and entitled to vote at the meeting. Any shareholder entitled to vote may vote either in person or by duly authorized proxy. Shares of the Corporation's Common Stock represented by properly executed proxies received by the Corporation will be voted at the meeting and any adjournment thereof in accordance with the terms of such proxies, unless revoked. Proxies may be revoked at any time prior to the voting thereof either by written notice filed with the secretary or the acting secretary of the meeting or by oral notice to the presiding officer during the meeting. The representation at the meeting in person or by proxy of shareholders of the Corporation holding a majority of the Corporation's outstanding shares of Common Stock shall constitute a quorum for the transaction of business. For the purpose of determining the presence of a quorum, shares represented on any matter will be counted as present and represented on all matters to be acted upon, including any matter with respect to which the holder of such shares abstain from voting, and including shares which are not voted by a holder of record who is a broker because the broker has not received authority from the beneficial owner, as required under applicable laws and rules, to vote the shares on such matter ("broker nonvotes").

         Directors are elected by a plurality of the votes cast by the holders of the Corporation's Common Stock at a meeting at which a quorum is present. "Plurality" means that the individuals who receive the largest number of votes cast are elected as directors up to the maximum number of directors to be chosen at the meeting. Consequently, any shares not voted (whether by abstention, broker nonvote or otherwise) have no impact in the election of directors except to the extent the failure to vote for an individual results in another individual receiving a larger number of votes. Under Wisconsin law, votes cast "AGAINST" a director nominee are given no legal effect and are not counted as votes cast in the election of directors. Approval of any other matter which properly comes before the meeting will require the affirmative vote of a majority of the shares represented at the meeting and entitled to vote on the particular matter. In tabulating votes cast on any such other matter, abstentions will be considered votes cast, and accordingly will have the same effect as a negative vote. Broker nonvotes, on the other hand, will not be counted as shares entitled to be voted on the particular matter, and therefore will have no impact on the outcome of the vote.

         Expenses in connection with the solicitation of proxies will be paid by the Corporation. Upon request, the Corporation will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material and annual report to the beneficial owners of shares which such persons hold of record. Solicitation of proxies will be principally by mail. Proxies may also be solicited in person, or by telephone, by officers and regular employees of the Corporation, who will receive no additional or special compensation for their services.

Shares held for the accounts of participants in the Corporation's Employee Stock Ownership Plan ("ESOP") will be voted in accordance with the instructions of the participants or otherwise in accordance with the terms of the ESOP.


                       BENEFICIAL OWNERSHIP OF SECURITIES

         The table below sets forth information regarding the beneficial ownership of Common Stock of the Corporation, as of March 25, 1997, by each director and nominee for director and by all directors and officers of the Corporation as a group. Other than Mr. Conerton, a director and President and Chief Executive Officer of the Corporation, no person is known to the Corporation to be the beneficial owner of more than 5% of the outstanding shares of the Corporation's Common Stock. Except as shown in the table, each person's address is the same as the Corporation's: 400 Broad Street, Beloit, Wisconsin 53511. All information has been restated as necessary to reflect the Corporation's 1994 2- for-1 stock split effected as a 100% Common Stock dividend (the "1994 Stock Split"), and to reflect the Corporation's 1995 3-for-2 stock split effected as a 50% Common Stock dividend (the "1995 Stock Split").

NAME AND ADDRESS                                      NUMBER OF SHARES BENEFICIALLY OWNED AND       PERCENT
OF BENEFICIAL OWNER                                     NATURE OF BENEFICIAL OWNERSHIP(1)(2)        OF CLASS
-------------------                                     ------------------------------              --------
Jesse L. Calkins                                                83,949 shares(3)(4)(5)                3.6%

John B. Clark                                                   77,250 shares(5)                      3.4%
   c/o Everen Securities, Inc.
   2021 Holiday Drive
   Janesville WI 53545

Dennis M. Conerton                                             136,786 shares(4)                      5.8%

H. Daniel Green, DDS                                            11,220 shares                         0.5%
   419 Pleasant Street
   Beloit WI 53511

Charles Hart                                                     8,650 shares                         0.4%
   c/o Combined Insurance Group, Ltd.
   520 W. Grand Avenue
   Beloit WI 53511

Kenneth A. Hendricks                                            67,275(5)                             2.9%
   c/o ABC Supply Co.
   One ABC Parkway
   Beloit WI 53511

James P. Kelley                                                 98,649 shares(3)(4)(5)                4.2%

Frederick G. Klett                                              45,300 shares(5)                      2.0%
   c/o Klett Insurance and Financial Services
   1239 E. Huebbe Pkwy.
   Beloit WI 53511

George D. Merchant                                              73,575 shares(5)                      3.2%
   2413 Liberty Avenue
   Beloit WI 53511

NAME AND ADDRESS                                      NUMBER OF SHARES BENEFICIALLY OWNED AND       PERCENT
OF BENEFICIAL OWNER                                     NATURE OF BENEFICIAL OWNERSHIP(1)(2)        OF CLASS
-------------------                                     ------------------------------              --------
Roger K. Taylor                                                 54,479 shares(5)                      2.4%
   215 Elmwood Avenue
   South Beloit IL 61080
All directors and executive officers as a group                684,890 shares(3)                     27.7%
(11 persons)

--------------

(1) Except as noted otherwise, each person holds sole voting and dispositive powers with respect to all shares shown opposite his name.

(2) Includes options to purchase shares exercisable currently or within 60 days of the date of this Proxy Statement for each of the persons identified in the table as follows: Calkins - 29,925; Clark - 6,300; Conerton - 68,583; Green - 6,300; Hart - 2,100; Hendricks - 0; Kelley
         - 29,925; Klett - 5,250; Merchant - 6,300; and Taylor - 6,300.

(3) Includes 5,765 shares (or approximately 0.3% of all outstanding shares as of March 25, 1997) which are held in the trust established pursuant to the ESOP and are not allocated to employee accounts. Under the terms of the ESOP, Messrs. Calkins and Kelley, who serve as members of the committee constituting the ESOP plan administrator, share voting power with respect to these shares.

(4) Includes shares allocated to the individual's account under the Corporation's ESOP as follows: Mr. Calkins - 10,009 shares; Mr. Conerton - 938 shares; and Mr. Kelley - 10,459 shares.

(5) For Messrs. Clark, Calkins, Hendricks, Kelley, Klett, Merchant and Taylor, includes 64,950 shares, 38,250 shares, 67,275 shares, 52,500 shares, 40,050 shares, 67,275 shares and 45,725 shares, respectively, held jointly with such person's spouse.

         The information presented in the table is based on information furnished by the specified persons and was determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934 (the "1934 Act"), as required for purposes of this Proxy Statement. Briefly stated, under that Rule shares are deemed to be beneficially owned by any person or group having the power to vote or direct the vote of, or the power to dispose or direct the disposition of, such shares, or who has the right to acquire beneficial ownership thereof within 60 days. Beneficial ownership for the purposes of this Proxy Statement is not necessarily to be construed as an admission of beneficial ownership for other purposes.


                             ELECTION OF DIRECTORS

         The Corporation's Bylaws, and actions of the Board taken pursuant thereto, provide that there shall be 10 directors divided into three classes, as nearly equal in number as practicable, each to serve 3-year staggered terms. At each annual meeting the term of office of one of the three classes expires, and a new class must be elected or re-elected to serve for a term of three years or until their successors are duly elected and qualified. Three of the nominees for election as directors to the class of directors whose term expires this year are presently serving as directors of the Corporation, and have since its incorporation in 1989. The fourth nominee, Kenneth A. Hendricks, was appointed to the Board in September 1997.

         The Board recommends that the shareholders elect the four individuals named below to serve as directors of the Corporation for a term of three years or until their successors have been duly elected and qualified. Unless otherwise directed, proxies will be voted for the election of the following four persons. If any of the nominees should decline or be unable to act as a director, which is not foreseen, proxies may be voted with discretionary authority for a substitute nominee designated by the Board of Directors.

  NOMINEES FOR ELECTION TO TERM EXPIRING IN 2000:

                                                                                                       DIRECTOR
  NAME AND AGE                      PRINCIPAL OCCUPATION(1)                                              SINCE
  ------------                      -----------------------                                            --------
  Jesse L. Calkins, 56(2)           Senior  Vice President,  Treasurer and Chief  Financial Officer      1989
                                    of the  Corporation and Senior Vice  President and Senior Trust
                                    Officer of its subsidiary, Blackhawk State Bank.

  Dennis M. Conerton, 46(2)         President and  Chief Executive  Officer of the  Corporation and      1989
                                    of  its subsidiary,  Blackhawk State  Bank,  since February 20,
                                    1995;   prior  thereto,   Vice  President   -  Controller/Chief
                                    Accounting Officer,  Regal-Beloit Corporation  (manufacturer of power  transmission components  and  perishable  cutting tools)
                                    from  May,  1978 to  February,  1995; Director,  North American
                                    Tool  Corporation (manufacturing),  215  Elmwood  Avenue, South
                                    Beloit, IL.

  Kenneth A. Hendricks, 55          President and Chief  Executive Officer of ABC Supply  Co. since      1996
                                    1982 (Roofing and Siding Wholesaler)

  George D. Merchant, 63(2)(3)      Retired since 1986; prior thereto, Owner/Operator of two  Dairy      1989
                                    Queen ice cream store franchises.

         In addition to those four persons, the following six individuals also presently serve as directors of the Corporation for the indicated terms.


  CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 1999:

                                                                                                        DIRECTOR
  NAME AND AGE                       PRINCIPAL OCCUPATION(1)                                              SINCE
  ------------                       -----------------------                                            --------
  John B. Clark, 54(4)               Stockbroker,  Everen  Securities,  Inc.  since  1976  (formerly      1989
                                     known as Janesville  branch office of Kemper  Securities Group,
                                     Inc.) (securities investment firm); Director, Citizen  National
                                     Bancorp, 207 Wells Street, Darlington, WI.

  H. Daniel Green, DDS, 62(3)(4)     Dentist in private practice.                                         1989

  Charles Hart, 63(3)(4)             President and Director of Combined  Insurance Group, Ltd. (full      1993
                                     service insurance  agency); Director,  Hart, Kruse &  Boutelle,
                                     Inc.  (real  estate).    Director,  Beloit  Memorial  Hospital;
                                     Director, Beloit 2000 Development Corporation.

 CLASS OF DIRECTORS WHOSE TERM EXPIRES IN 1998:

                                                                                                       DIRECTOR
 NAME AND AGE                         PRINCIPAL OCCUPATION(1)                                            SINCE
 ------------                         -----------------------                                          --------
 James P. Kelley, 53(2)               Executive Vice  President and  Secretary of the  Corporation       1989
                                      and Executive  Vice President  of its  subsidiary, Blackhawk
                                      State Bank.

 Frederick G. Klett, 66(2)            Sales Representative, The Prudential Life  Insurance Company       1989
                                      of America.

 Roger K. Taylor, 52(2)               President  and Chief Executive Officer,  North American Tool       1989
                                      Corporation since  1986 (manufacturer of perishable  cutting tools).

----------------

(1) Except as otherwise noted, all directors have been employed in the principal occupations noted above for the past five years or more.

(2) Member of the executive committee in 1996, of which Mr. Merchant was the chairman. The executive committee is authorized to exercise the powers of the Board of Directors in the management of the business and affairs of the Corporation when the Board is not in session, except for those powers which are non-delegable by law or have been delegated to other committees. The executive committee met three times in 1996.

(3) Member of the audit committee in 1996, of which Mr. Merchant was the chairman. The audit committee's functions include meeting with the Corporation's independent public accountants and making recommendations to the Board of Directors regarding the engagement or retention of such accountants, adoption of accounting methods and procedures, public disclosures required to comply with securities laws and other matters relating to the Corporation's financial accounting. The audit committee met one time in 1996.

(4) Member of the compensation committee in 1996, of which Mr. Green was the chairman. The compensation committee reviews and makes recommendations with respect to the Corporation's and its subsidiary's hiring and compensation policies, and performs administrative functions with respect to the Corporation's 1990 and 1994 Executive Stock Option Plans. The compensation committee met one time in 1996.

         The Board of Directors held eleven meetings during 1996. Each of the directors attended at least 75% of the meetings of the Board (including meetings of committees of which he is a member) held during the period of 1996 for which he served as a director. There are no standing nomination or similar committees of the Board.

         The table below sets forth information with respect to persons who served as directors or executive officers of the Corporation and/or its subsidiary, Blackhawk State Bank (the "Bank"), during 1996, but who are not named in the table above.

NAME AND AGE                         POSITION WITH CORPORATION AND PRINCIPAL OCCUPATION
------------                         --------------------------------------------------
Richard J. Rusch, 52                 Vice  President  - Commercial  Lending of  the  Bank  (1990-Present); non-
                                     director member, executive committee  of the Corporation;  prior to  1990,
                                     Vice President - Lending for M&I Marshall & Ilsley Bank of Beloit.


                           COMPENSATION OF DIRECTORS

DIRECTORS' FEES

         Directors of the Corporation who are not employees of the Corporation or of the Bank receive an annual retainer of $7,500.00, while employee/directors receive an annual retainer of $7,000.00. These retainers are subject to a $100.00 deduction for each board meeting missed. The chairman of the compensation committee and of the executive committee each receive an additional annual retainer of $1,000.00. The Corporation has also established stock option plans in which non-employee directors are eligible to participate.

DIRECTORS' STOCK OPTION PLANS

         Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Directors' Stock Option Plan (the "1990 Directors' Plan"), which was intended to provide an incentive for directors of the Corporation who are not active full-time employees of the Corporation or of a subsidiary of the Corporation ("Outside Directors") to improve corporate performance on a long-term basis. To replace the expired 1990 Directors' Plan, the Board of Directors adopted, and the shareholders of the Corporation on May 11, 1994 approved, the Blackhawk Bancorp, Inc. 1994 Directors' Stock Option Plan (the "1994 Directors' Plan"), which is substantially similar in all material respects to the 1990 Directors' Plan.
The 1994 Directors' Plan has 60,000 shares of the Corporation's Common Stock reserved for issuance, provides for the granting of non-qualified stock options and expires on March 9, 1999.

         The 1994 Directors' Plan is administered by the entire Board of Directors of the Corporation, although the Plan does not permit any discretion in the Board to determine the timing of, or the persons receiving, any grants. Rather, by its terms, the 1994 Directors' Plan establishes the persons to be granted options, the date of grant, the option price, the number of shares subject to such options and the time or times when each option will become exercisable in whole or in part. Each year during the term of the 1994 Directors' Plan, each Outside Director receives an option to purchase 1,050 shares of the Corporation's Common Stock. Options are granted as of the first business day of March of each year. The exercise price is equal to the fair market value of the shares underlying the option on the date of grant. The 1994 Directors' Plan provides that options granted thereunder will become cumulatively exercisable for up to 33-1/3% of the shares covered thereby after one year and an additional 33-1/3% in each of the next two years. In the event of a change in control or threatened change in control of the Bank or the Corporation, all options granted prior to such change in control or threatened change in control will become exercisable immediately. Options expire ten years after the date of grant.

         On March 3, 1997, each of the seven Outside Directors automatically was granted an option under the 1994 Directors' Plan to purchase 1,050 shares of the Corporation's Common Stock at a per share exercise price of $11.50 (the per share market price of the Corporation's Common Stock on that date). Giving effect to that grant, the total number of shares of the Corporation's Common Stock subject to outstanding grants under the 1990 and 1994 Directors' Plans was 51,450, and there remained available 39,000 shares for future grants under the 1994 Directors' Plan. The 1990 Directors' Plan expired on January 24, 1995, therefore no more options will be granted under that Plan.


                             EXECUTIVE COMPENSATION

COMPENSATION SUMMARY

         The following table summarizes certain information for each of the last three years concerning all compensation awarded or paid to or earned by the Chief Executive Officer and certain other executive officers of the Corporation whose total compensation for 1996 exceeded $100,000.

                                                                             Summary Compensation Table
                                             ------------------------------------------------------------------------------------
                                                   ANNUAL COMPENSATION(1)                                LONG TERM COMPENSATION
                                             ------------------------------------------------------------------------------------
         Name and                                                                    Other           Options/       Other Annual
         Principal Position                  Year        Salary         Bonus     Compensation      SARs (#)(4)     Compensation
         -----------------------             ----      ----------      ------    ---------------    -----------    --------------
                                                          ($)          ($)(2)        ($)(3)                             ($)(5)
                                                         -----         ---           ---                                ---
         Dennis M. Conerton                  1996       $93,500        $46,750       $4,414             10,000          $24,170
         President and Chief Executive       1995       $71,923        $34,163       $1,817            100,000          $10,000
         Officer of Corporation and Bank
         since February 20, 1995

         James P. Kelley                     1996       $82,727         $13,693      $1,827             -0-             $13,613
         Executive Vice President and        1995       $79,726         $13,391      $1,524             -0-             $13,856
         Secretary of Corporation and        1994       $77,130          $2,872      $1,651             -0-             $15,964
         Executive Vice President of
         Bank

         Jesse L. Calkins                    1996       $78,580         $12,453      $2,244             -0-             $15,857
         Senior Vice President and           1995       $76,283         $12,045      $2,142             -0-             $15,998
         Senior Trust Officer of Bank        1994       $73,880          $1,436      $1,683             -0-             $17,647

--------------------------

(1) While the named individual received perquisites or other personal benefits in the years shown, in accordance with SEC regulations, the value of those benefits are not indicated since they did not exceed, in the aggregate, the lesser of $50,000 or 10% of the individual's salary and bonus in any year.

(2) Annual bonus amounts are earned and accrued during the years indicated and paid at the beginning of the next calendar year.

(3) Represents amounts provided for an automobile allowance and related expenses.

(4) Consists entirely of non-qualified stock options (adjusted, as necessary, to reflect the 1994 and 1995 Stock Splits).

(5) Includes: (a) employer contributions to each named executive's account under the qualified, non-contributory pension plan maintained by the Bank in the amounts of $0 and $11,076 for Mr. Conerton for the years 1995 and 1996, respectively, in the amounts of $7,258, $6,897, and $7,881 for the years 1994, 1995 and 1996, respectively, for Mr. Kelley, and in the amounts of $6,932, $6,409, $7,502 for the years 1994, 1995 and 1996, respectively, for Mr. Calkins; (b) allocations to the account of the named executive officers under the Corporation's ESOP in the amounts of $0 and $2,229 for the years 1995 and 1996, respectively, for Mr. Conerton, in the amounts of $7,191, $4,715 and $3,216 for the years 1994, 1995 and 1996, respectively, for Mr. Kelley and in the amounts of $65,992, $4,407 and $3,071, for the years 1994, 1995 and 1996, respectively, for Mr. Calkins; (c) premiums paid on behalf of the named executive officers for life insurance pursuant to the Plan for Life Insurance maintained by the Bank in the amount of $4,843 for each of the years 1995 and 1996 for Mr. Conerton, in the amount of $2,763 for each of the years 1994, 1995 and 1996 for Mr. Kelley, and in the amount of $3,040 for each of the years 1994, 1995 and 1996 for Mr. Calkins; and (d) additional insurance benefits in the amount of $5,157 for each of the years 1995 and 1996, for Mr. Conerton.

(5) Prior to February 20, 1995, Mr. Conerton was a Director of the Corporation, but did not serve as, and received no compensation as, an officer or employee of the Corporation.

EXECUTIVE STOCK OPTIONS

         Prior to its expiration on January 24, 1995, the Corporation maintained the Blackhawk Bancorp, Inc. 1990 Executive Stock Option Plan (the "1990 Executive Plan"), which provided an incentive for executive officers of the Corporation or any of its subsidiaries to improve corporate performance on a long-term basis. To replace the expired 1990 Executive Plan, the Board of Directors of the Corporation adopted, and on May 11, 1994 the shareholders approved, the Blackhawk Bancorp, Inc. 1994 Executive Stock Option Plan (the "1994 Executive Plan"), which is substantially similar in all material respects to the 1990 Executive Plan. The 1994 Executive Plan provides for the granting of incentive stock options ("ISOs") intended to qualify as such within the meaning of Section 422 of the Internal Revenue Code of 1986, nonqualified stock options ("NSOs") and stock appreciation rights ("SARs"). The 1994 Executive Plan has 180,000 shares of the Corporation's Common Stock reserved for issuance. Options for 11,000 shares were granted in 1996 and at December 31, 1996 there were outstanding under this Plan options for the purchase of a total of 68,000 shares. The 1994 Executive Plan expires March 9, 1999.

SUMMARY OF 1994 EXECUTIVE PLAN TERMS

         The 1994 Executive Plan is administered by a committee of the Board of Directors consisting of non-employee directors (the "Option Committee"). The Option Committee, in its complete discretion, designates the persons to be granted options, the type of options and the date of grant, and also determines the number of shares subject to such options, the exercise price and the time or times when each option will first become exercisable, in whole or in part.

         In conjunction with the grant of NSOs, the Option Committee may grant up to 0.5 SARs to key salaried employees for each share subject to an NSO. The grant of an SAR permits the optionee to surrender the SAR in connection with the exercise of the related NSO and receive cash in an amount equal to the difference between the fair market value of the stock subject to the option and the exercise price. The terms of the SAR will be identical to the related NSO. To the extent that an NSO is exercised without a simultaneous exercise of the related SAR, such SAR will terminate. An SAR must be held for at least six months from the date of acquisition before it may be surrendered, and may only be surrendered during the periods beginning on the third business day following the date of release for publication of quarterly or annual summary statements of sales and earnings and ending on the twelfth business day following such date.

         The exercise price of ISOs granted under the 1994 Executive Plan may not be less than 100% of the fair market value of the shares on the date of grant of the option. For NSOs, the exercise price will not be less than 90% of the fair market value of the shares on the grant date. The maximum option term is generally ten years for ISOs and NSOs, and no option may be exercised until at least twelve months from the date of the date of grant. No person can receive any ISO if, at the time of grant, such person owns directly or indirectly more than 10% of the total combined voting power of the Corporation unless the exercise price is at least 110% of the fair market value of the shares and the exercise period of such ISO is by its terms limited to five years. The maximum fair market value (determined at time of grant) of shares covered by ISOs that first become exercisable by any employee in any one calendar year is limited to $100,000.

         Payment of the exercise price upon exercise of an option may be made either in cash, or, in the discretion of the Option Committee, in shares of the Corporation's Common Stock valued at their fair market value as of the date of exercise, or in a combination thereof. Options and SARs granted under the 1994 Executive Plan become cumulatively exercisable for up to 33-1/3% of the shares covered thereby after one year, and an additional 33-1/3% in each of the next two years, unless a longer vesting schedule is provided in the option agreement. In the event of a change in control or threatened change in control of the Bank or the Corporation, options granted prior to such event will become immediately exercisable.

OPTIONS OF NAMED EXECUTIVES

         Options to purchase shares of the Corporation's Common Stock were granted to Mr. Conerton of the named executives during fiscal 1996 as reflected in the table below. Pursuant to the terms of the 1994 Executive Plan, such options will become exercisable in equal thirds on each of the first three anniversaries of the date of grant.

                                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                               Number of          % of Total
                               Securities        Options/SARs
                               Underlying         Granted to         Exercise        Market
                              Options/SARs       Employees in         Price           Price       Expiration
 Name                           Granted           Fiscal Year      ($/Share)      ($/Share)       Date(2)
 -----                         -----------        -------------     -----------     ----------    -----------
 Dennis M. Conerton              10,000               91%            11.25(1)        12.50       December 24, 2006

 James P. Kelley                  -0-                 --                --             --             --

 Jesse L. Calkins                 -0-                 --                --             --             --



----------------

(1) Represented 90% of fair market value (determined under provisions of 1994 Executive Plan) of the Corporation's Common Stock as of the date of grant.

(2) Options generally expire three months following named executive officer's death, disability, retirement or termination of his employment with the Corporation and/or the Bank.

         The following table sets forth certain information concerning individual exercises of stock options by the named executive officers during 1996, including the number and value of options outstanding at the end of 1996 for each of the named executive officers.


            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND
                       FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF UNEXERCISED          VALUE OF UNEXERCISED
                                                             OPTIONS/SARS AT          IN-THE-MONEY OPTIONS/SARS
                                                             FISCAL YEAR-END(#)           AT FISCAL YEAR-END($)
                                                       ----------------------------  ----------------------------
                       SHARES ACQUIRED      VALUE
         NAME          ON EXERCISE(#)     REALIZED($)    EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----          ---------------    -----------    -----------    --------------  -----------   ---------------
 Dennis M. Conerton          None           $ -0-         38,233         77,017        $146,008       $226,818

 James P. Kelley             None           $ -0-         29,925           0           $218,997          $0

 Jesse L. Calkins            None           $ -0-         29,925           0           $218,997          $0


SEVERANCE PAYMENT AGREEMENTS

         The Bank has severance payment agreements with four officers:  Dennis
M. Conerton, James P. Kelley, Jesse L. Calkins and Richard J. Rusch (the "Severance Payment Agreements"). Each agreement remains in effect until the earliest to occur of the officer's: (i) death; (ii) disability; (iii) retirement; (iv) termination of employment (whether voluntary or involuntary); or (v) termination in connection with a change in control of the Bank or the Corporation.

         Each of the Severance Payment Agreements provides that, in the event of termination of his employment in connection with a change in control of the Bank or the Corporation, the officer would receive a severance payment in an amount equal to his average annual compensation (defined to include his then current base annual salary plus the average bonus, if any, received by him in the three years preceding termination) multiplied by three, plus an amount equal to the dollar equivalent of all contributions by the Bank on behalf and for the benefit of the officer to any pension, profit sharing or employee stock benefit plan, including the Corporation's ESOP, during the three years prior to the termination. One-third of the severance payment would be paid in a lump sum within 30 days of termination and the remaining two-thirds would be paid in monthly installments commencing in the thirteenth month following termination. In addition to this severance payment, the officer would also be entitled to continue receiving, for three years following termination, medical, life and disability insurance benefits and vested benefits otherwise payable to him under any Bank plan or agreement relating to retirement or deferred compensation benefits, if any. In the event the particular officer finds other full-time employment, his severance payment in the second and third year following termination would be reduced by an amount equal to salary and other benefits received from his new employer during the period for which he is entitled to receive payments under his Severance Payment Agreement. Each Severance Payment Agreement provides that, in the event the officer is under the age of 55 and physically and medically able to perform duties with another employer comparable to those performed by him with the Bank at the time of his termination, he must take reasonable steps to obtain such employment within 50 miles of the Bank's main office.

         The Severance Payment Agreements define a change in control to include: (i) acquisition of beneficial ownership of securities of the Bank or of the Corporation in a transaction subject to the notice provisions of the Change in Bank Control Act of 1978 or approval under the Bank Holding Company Act of 1956; (ii) someone other than the Corporation becoming owner of more than 25% of the voting securities of the Bank; (iii) the persons constituting the Board of Directors of the Bank or the Corporation at any particular time ceasing, during any two-year period thereafter, to constitute at least a majority thereof; (iv) a person or group of persons or entity succeeds to all or substantially all of the business and/or assets of the Bank or the Corporation as a result of a purchase, merger, consolidation or similar transaction; or (v) the filing by the Corporation of a report or proxy statement with the Securities and Exchange Commission disclosing that a change in control of the Corporation has or may have occurred pursuant to any contract or transaction. A termination of an officer is deemed to have occurred in connection with a change in control if, following an event defined as a change in control, either the officer's employment is terminated by the Bank or a successor other than for death, disability, retirement or certain wrongful conduct by the officer, or the officer terminates his employment on 90 days prior written notice following such change in control and the occurrence of specified events, including: (i) demotion in his position or reduction in his duties of responsibilities; (ii) reduction in compensation; (iii) transfer to a remote location; (iv) a good faith determination by the officer that he is unable, and it would not be in the best interests of the Bank for him, to carry out the authorities, powers, functions, responsibilities or duties attached to his position; or (iv) failure on the part of the Bank to obtain a commitment from a successor to assume the Bank's duties and obligations under the Severance Payment Agreement. If an officer is terminated within six months prior to a change in control for reasons other than death, disability or cause, such termination will be treated as being in anticipation of the change in control and the officer will be entitled to receive the benefits he would have received had the termination occurred after and in connection with a change in control.


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

         Under the Securities Exchange Act of 1934, as amended (the "1934 Act"), the Corporation's directors, executive officers and any person holding more than 10% of the Corporation's Common Stock are required to report their initial ownership of the Corporation's Common Stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and the Corporation is required to disclose in this Proxy Statement any failure to file such reports by these dates during 1996. Based solely on a review of copies of such reports furnished to the Corporation, or written representations that no reports were required, the Corporation believes that during 1996 all filing requirements applicable to its directors and executive officers were satisfied.


                CERTAIN TRANSACTIONS WITH MANAGEMENT AND OTHERS

         The Bank occasionally extends home mortgage loans, home improvement loans, home equity loans, consumer loans and commercial loans to its directors, officers and employees, and affiliates of the foregoing. Such loans are made in the ordinary course of business, do not, in the opinion of management of the Bank, involve more than the normal risk of collectability or present other unfavorable features, and are made on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with other persons. Where the borrower is also a director of the Bank, it is the policy of the Bank that he must leave the meeting of the Bank's Board of Directors while his loan is being considered and he neither participates in that consideration nor votes on approval of the loan. Messrs. Hart, Hendricks, Klett and Taylor or their affiliates, each had one or more loans with the Bank with an aggregate outstanding balance at December 31, 1996 in excess of $60,000. As of that date, those loans aggregated $1,909,522, which represented approximately 10.6% of the capital of the Bank at December 31, 1996 Those loans were all made in accordance with the policy described above.

                               OTHER INFORMATION

AUDITORS

         The firm of Lindgren, Callihan, Van Osdol & Co., Ltd. ("Lindgren") has acted as independent auditor of the Corporation for the year 1996. While the Corporation has been satisfied with the services of Lindgren, it has not yet appointed an independent auditor for the year 1997 as the audit committee is considering soliciting several proposals from different independent auditors, including Lindgren, for the year 1997. A representative of Lindgren is expected to be present at the Annual Meeting of Shareholders to respond to appropriate questions and, if the representative so desires, to make a statement.

SHAREHOLDER PROPOSALS

         Shareholder proposals must be received by the Corporation no later than December 2, 1997 in order to be considered for inclusion in next year's annual meeting proxy statement.

OTHER AGENDA ITEMS

         The Board of Directors has not been informed and is not aware that any other matters will be brought before the meeting. However, proxies may be voted with discretionary authority with respect to any other matters that may properly be presented at the meeting or any adjournment thereof.


                                        BY ORDER OF THE BOARD OF DIRECTORS



                                        JAMES P. KELLEY
                                        Executive Vice President and Secretary

Beloit, Wisconsin
April 2, 1997

         A COPY (WITHOUT EXHIBITS) OF THE CORPORATION'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-KSB FOR THE FISCAL YEAR ENDED DECEMBER 31, 1996 IS AVAILABLE WITHOUT CHARGE TO EACH RECORD OR BENEFICIAL OWNER OF SHARES OF THE CORPORATION'S COMMON STOCK AS OF MARCH 25, 1997 ON THE WRITTEN REQUEST OF SUCH PERSON DIRECTED TO: JESSE L. CALKINS, SENIOR VICE PRESIDENT AND TREASURER, BLACKHAWK BANCORP, INC., 400 BROAD STREET, BELOIT, WISCONSIN 53511.

         1997 ANNUAL MEETING OF SHAREHOLDERS OF BLACKHAWK BANCORP, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dennis M. Conerton, James P. Kelley and Jesse
L. Calkins, and each of them, proxies, each with full power of substitution, to represent and to vote all shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of Blackhawk Bancorp, Inc. to be held at the Country Club of Beloit, 2327 Riverside Drive, Beloit, Wisconsin 53511, on Wednesday, May 14, 1997 at 10:00 a.m. (local time), and at any adjournment thereof, hereby revoking any and all proxies previously given.

                                      <                                    <
 (1)  ELECTION OF DIRECTORS:          [ ]  FOR all nominees listed         [ ]  WITHHOLD AUTHORITY to vote
                                           below for term ending in             for all nominees listed
                                           2000 (except as marked to            below for term ending in
                                           the contrary below)                  2000

  JESSE L. CALKINS, DENNIS M. CONERTON, KENNETH A. HENDRICKS, GEORGE D. MERCHANT

 (INSTRUCTION:  To withhold authority to vote for any individual nominee, print that nominee's name on the line provided below.)

--------------------------------------------------------------------------------

(2) In their discretion on such other matters as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the meeting, receipt of which is hereby acknowledged.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS NAMED IN PROPOSAL 1.

                                Please return promptly in the enclosed envelope.

                                Dated:                          , 1997
                                      --------------------------


                                ---------------------------------
                                Signature of shareholder



                                ---------------------------------
                                Signature of shareholder

                                (Please sign exactly as name appears at
                                left. If stock is owned by more than one person, all owners should sign. Persons signing as executors, administrators, trustees or in similar capacities should so indicate.
                                If a corporation, please sign in full corporate name by the president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

                                                                         Annex A

BLACKHAWK BANCORP, INC.

COUNTING ON COMMUNITY BANKING


[Graphic representation of beads on an abacus that are decorated as currency]

1996 ANNUAL REPORT

COUNTING ON COMMUNITY BANKING

JUST AS THE ABACUS SYMBOLIZES THE AGE OLD METHOD OF COUNTING, BLACKHAWK STATE BANK'S MANAGEMENT TEAM EXEMPLIFIES A 116 YEAR OLD PHILOSOPHY OF COMMUNITY BANKING THAT YOU CAN COUNT ON.

BLACKHAWK STATE BANK, SUBSIDIARY OF BLACKHAWK BANCORP, INC. IS LOCATED AT 400 BROAD STREET, 1795 MADISON ROAD, 2200 CRANSTON ROAD AND 20 PARK AVENUE, INSIDE CUB FOODS, BELOIT, WISCONSIN.

FOUNDED IN 1881
MEMBER OF THE FEDERAL DEPOSIT INSURANCE CORPORATION


TABLE OF CONTENTS
   FINANCIAL HIGHLIGHTS ...........................    1
   LETTER TO STOCKHOLDERS .........................  2-3
   COUNTING ON COMMUNITY BANKING ..................  4-5
   FINANCIAL REVIEW ............................... 6-15
      CONSOLIDATED BALANCE SHEETS .................    6
      CONSOLIDATED STATEMENTS OF INCOME ...........    7
      CONSOLIDATED STATEMENTS OF
   STOCKHOLDERS' EQUITY ...........................    8

      CONSOLIDATED STATEMENTS OF CASH FLOWS .......    9
   INDEPENDENT AUDITOR'S REPORT ...................   10
   MANAGEMENT'S DISCUSSION AND ANALYSIS ...........11-15
   QUARTERLY FINANCIAL INFORMATION ................   15
   BOARD OF DIRECTORS/BANK OFFICERS ...............   16




                            FINANCIAL HIGHLIGHTS



(in thousands except for per share data)

                                                                           December 31,
                                                       ------------------------------------------------------
                                                         1996       1995          1994        1993     1992
                                                       ------------------------------------------------------
Interest income..................................      $11,323   $  10,582       $9,346      $9,588   $10,491
Interest expense.................................        5,394       5,079        4,224       4,277     5,343
                                                       -------   ---------       ------      ------    ------
Net interest income..............................        5,929       5,503        5,122       5,311     5,148
Provision for loan losses........................          145         180          220         120       238
                                                       -------   ---------       ------      ------    ------
Net income after provision for loan losses.......        5,784       5,323        4,902       5,191     4,910
Gains from sale of securities....................           --          18           --          --        --
Non-interest income, less gains from sales
  of securities..................................       1,006          760          598         623       482
Non-interest expense.............................       4,214        4,028        4,214       3,464     3,246
                                                       -------   ---------       ------      ------    ------
Income before income taxes.......................       2,576        2,073        1,286       2,350     2,146
Income tax expense...............................         848          601          346         745       645
                                                       -------   ---------       ------      ------    ------
NET INCOME.......................................      $1,728     $  1,472       $  940      $1,605    $1,501
                                                       -------   ---------       ------      ------    ------
Income per common share (1)......................      $ 0.73     $   0.64       $ 0.41      $ 0.71    $ 0.67
                                                       -------   ---------       ------      ------    ------
Cash dividend declared per share (1).............      $ 0.38     $   0.30       $ 0.27      $ 0.20    $ 0.20
                                                       -------   ---------       ------      ------    ------



(1) Restated for a 2 for 1 stock split as of March 31, 1994, and a 3 for 2 stock split as of June 15, 1995.


                                                                            December 31,
                                                   ----------------------------------------------------------
                                                     1996        1995       1994        1993         1992
                                                   ----------------------------------------------------------
Total assets...................................... $151,484     155,531     141,570     $135,181     $133,298
Securities, net...................................   35,567      37,366      36,084       34,907       33,722
Total loans, net..................................   98,241      93,548      88,716       86,256       79,804
Deposits..........................................  118,311     119,717     114,738      109,662      107,932
Repurchase agreements and federal funds purchased     7,405       9,680       4,047        4,319        5,237
Long-term debt....................................    2,275       3,629       1,533          186          240
Total capital.....................................   22,029      21,189      19,962       19,697       18,463


TOTAL AVERAGE DEPOSITS (in thousands of dollars)
[BAR CHART]


TOTAL AVERAGE ASSETS (in thousands of dollars)
[BAR CHART]

NET INTEREST INCOME  (in thousands of dollars)
[BAR CHART]

                         BLACKHAWK BANCORP 1 ANNUAL REPORT 1996

TO OUR STOCKHOLDERS, CUSTOMERS AND EMPLOYEES

I am very happy to report the continued success of Blackhawk Bancorp, Inc. during 1996. This past year, which marked our 115th anniversary of providing financial services, ended with a number of significant achievements.

RECORD FINANCIAL PERFORMANCE
     Net income for the year ending December 31, 1996 was a record $1,728,000, increasing 17% from income of $1,472,000 for the year ending December 31, 1995. Earnings per share increased to $.73 from $.64 in 1995.
     Focusing first on financial soundness and profitability and secondly on growth, we are pleased to have increased our return on average assets and average equity for the second straight year to 1.16% and 7.99%, respectively as compared to 1.05% and 7.01% in 1995.
     Net interest income increased approximately 8% in 1996 to a record $5,929,000. Contributing to this increase was a 5% growth in gross loans outstanding as well as an increase in net interest margin which has been a strategic objective of ours, despite national trends which have seen this margin declining.
     Noninterest income, also the highest ever, increased 29% this past year. Gains on the sale of secondary market mortgage loans nearly doubled last year's levels. The combined growth of our Trust Department and Investment Center also resulted in their revenues increasing almost 40%. With our continued rise in profitable customer relationships, other service fees increased 22%.

AS WE MOVE FORWARD, WE
   REMAIN COMMITTED TO
OUR STRATEGIC PLAN FOR
    PROFITABLE GROWTH.

     We were successful in continuing to change our mix of deposits with gains in demand deposits and less dependence on time deposits, a traditional source of funds for our bank prior to our conversion to a commercial banking charter in 1990. In 1996, average demand deposit balances increased over 16%, while total average deposits increased 2%.

IMPROVED EFFICIENCIES
     One of our competitive strengths has been our lower operating costs relative to similar financial institutions our size. I am pleased to report that during 1996 we continued to improve in this area which also contributed to our increase in net income. Our efficiency ratio, which measures how many cents it takes to create a dollar of revenue, declined to 60.8% in 1996 compared to 64.3% in 1995.
     As we grow, we will continue to manage our costs in relation to revenue in order to maintain this competitive edge. This will be especially important as an increasing number of highly cost effective, non-bank competitors enter the financial services marketplace.

DEPLOYMENT OF CAPITAL
     Since our initial public offering and conversion to a commercial banking charter, we have operated with an exceptionally strong capital base. Our core capital as a percentage of assets was 14.4% as of December 31, 1996 as compared to the regulatory requirement of 5.5%. While the financial soundness and safety of the institution is a primary concern, an above average return on our stockholders' equity is also a major objective that we have. We realize that while our returns on equity are improving, they need to increase to the "double digit" levels more comparable to other investments with similar risks.
     With that objective, we are excited about our pending acquisition of Rochelle Bancorp, Inc. in Rochelle, Illinois which we announced in November. The cash purchase of this financial institution will not only geographically diversify our market with two additional banking offices and a financing subsidiary, but is also an initial step in leveraging our strong equity base to increase the returns to our stockholders. The acquisition, which should be completed in the second quarter of 1997, will take us into the Illinois cities of Rochelle, Oregon and Rockford with its subsidiaries Rochelle Savings Bank S.S.B. and Midland Acceptance Corporation.


                    BLACKHAWK BANCORP 2 ANNUAL REPORT 1996

     In May of 1996, the Board of Directors of Blackhawk Bancorp, Inc. also increased the quarterly cash dividend to stockholders by 25% from $.08 to $.10 per share. The strong capital base and increased earnings of the organization were evaluated in this decision. A solid dividend level is considered to be an important factor in our overall stockholder returns.

CAPITAL EXPENDITURES
     We also continued to invest in technology and capital expenditures that will enhance our bottom line and improve the delivery systems for both our retail and commercial products. Our new MasterMoney Debit Card introduced last year continues to grow in acceptance, providing customers the ability to make normal purchases from their checking accounts without ever writing a check. In December, we announced our plans to open our second in-store branch in the new Wal-Mart Supercenter currently being constructed in Beloit. Scheduled to open in the summer of 1997, this new branch will offer our customers the convenience of full service banking seven days a week, including evening hours, to compliment their busy schedules.
     Early in 1997, we will also introduce our Access 2000 Cash Management System which will allow our commercial customers the ability to directly access their accounts electronically. It is clear that all customers value convenience and we are committed to provide that to them.
     Other capital investments continue to be made in software enhancements so we can better provide profitable services to our customers at competitive prices.

ORGANIZATION AND STAFF
     As a community bank, our success hinges heavily upon the personal service offered by our experienced, loyal staff of professionals. We are proud of the reputation that we have earned and the trust that has been built with our customers over the years. We are committed to treasure those relationships with the highest degree of personalized service, aided by technology, to meet our customers' needs conveniently and efficiently.
     To heighten our ability to meet these needs, we reorganized our retail banking system late in 1996, to continue the improvement in our sales and service levels offered throughout our retail delivery channels.
                                                   [PHOTO OF DENNIS M. CONERTON]

FUTURE OUTLOOK
     As we move forward, we remain committed to our strategic plan for profitable growth. The further leveraging of our strong capital position to increase stockholder returns will continue to be an area of focus for us. Emphasis on operational efficiencies is also key for our future prosperity.
It is important that we do not lose our competitive advantage in this area of bank operations.
     The development of new product delivery systems will progress as we look for better and more efficient ways to provide banking services to both our retail and commercial customers. At the same time, we must look for ways to expand upon our current customer base through the creation of more multiple relationship customers.
     As we have seen over the past several years, our industry, the regulations that govern it, and the needs of our customers are fast changing. To succeed in this environment, we need to evaluate our past, analyze the present and strategically plan for our future. I assure you that these three steps to success are in place and we will work tirelessly to create the best financial returns for our loyal stockholders. I thank you for your support of Blackhawk Bancorp, Inc., and look forward to reporting to you throughout 1997 and beyond.

Sincerely,

[CONERTON SIG]
Dennis M. Conerton
President and Chief Executive Officer



                    BLACKHAWK BANCORP 3 ANNUAL REPORT 1996

COUNTING ON COMMUNITY BANKING

There is something special about a community where neighbors count on neighbors and friends share the important moments in life. It's people that make a community a special place, yet there's one business in town that works hard to make it all possible...your community bank. Blackhawk State Bank, along with the residents and businesses of the Greater Beloit area, count on each other, creating a very unique partnership. For 116 years the bank has nurtured the dreams and ever changing financial needs of our growing community.
     This partnership breathes life into the economy of Greater Beloit. The funds deposited in this bank are used to make loans to local residents and businesses. Unlike many larger corporate banks that are headquartered outside
of the area, the majority of the loans we make are used for       the purchase
of   housing and the expansion of local business right here at home.  Banking at Blackhawk State Bank allows people to contribute to the prosperity of the entire community.
     LOCAL PEOPLE are who you'll find directing the future and the growth of Blackhawk State Bank. We derive a great sense of pride from the fact that our Directors, Officers, Managers and Staff live and work in our community. Not only do they serve you as a customer of the bank, they also raise their children here, enjoy involvement in social organizations, and strive to make our community a better place....just like you do.  We know that it's important for you to be able to count on your strong, progressive community bank as a partner. Whether you're opening a new checking account, buying a new home or starting a new business, we're here for you.
     The ability to make decisions locally is a key element of the bank's partnership with our community. Because we know our market and the needs of local consumers and business owners, we're better able to fulfill your financial requirements. Blackhawk State Bank is an important part of the social and economic fabric of Greater Beloit, enhancing the quality of life that area residents enjoy.
     COMMUNITY REINVESTMENT is a critical function of a strong, local banking organization. We take this role seriously and support many aspects of what makes and keeps our community vigorous and growing. For more than a century, Blackhawk State Bank has played a major role in the development of business and industry, the arts and education. We're proud to support the


BLACKHAWK STATE BANK,
ALONG WIH THE RESIDENTS
AND BUSINESS OF THE
GREATER BELOIT AREA, COUNT
ON EACH OTHER, CREATING A
VERY UNIQUE PARTNERSHIP


                    BLACKHAWK BANCORP 4 ANNUAL REPORT 1966
efforts of associations that work to improve the quality of life, health and welfare for the people of Greater Beloit. As a partner of Neighborhood
Housing Services, we assist area residents in understanding the process and the importance of purchasing a home. Our own Create-A-Doll For Giving program is a partnership between the bank and the community to provide holiday gifts for underprivileged children; our employees generously aid the fund raising efforts of the Stateline United Way and its member agencies. These are just a few examples of the many partnerships that have been formed over the years.
     DEDICATED BANK EMPLOYEES are the cornerstone of Blackhawk State Bank. These valued employees are your neighbors and your friends. While some of our employees have been with the bank for over 25 years, and some for a shorter period of time, they share the desire to provide excellent customer service. The banking industry is changing at an extremely rapid pace, however, there has been no change in the bank's philosophy of "customer first" service. This philosophy makes clear to our employees the high value we place on our customers and empowers them to meet and exceed customer expectations.

[THREE PHOTOS OF THE GENERAL PUBLIC]

     EXPANSION marks the growth of a successful business and Blackhawk State Bank is no exception. Early this summer, we will open our fifth branch banking location. This office will be located inside the new Wal-Mart Supercenter in Beloit and will be the bank's second, 7 days-a-week banking facility. Our new office will allow customers to conduct banking business including the opening of new accounts, applying for consumer loans and credit cards and the completion of routine transactions. As we like to say, "We're On The Grow in 1997."
     Count on Blackhawk State Bank to develop the partnership that you need.
As we move forward with implementing new technological advances designed to make your life and your banking easier, we remain committed to personal relationships that make our bank special for you.
     Count on your strong, local, community bank.... Blackhawk State Bank.


                    BLACKHAWK BANCORP 5 ANNUAL REPORT 1996

                    Blackhawk Bancorp, Inc. and Subsidiary
                          CONSOLIDATED BALANCE SHEETS

                         December 31, 1996, and 1995


ASSETS                                                                                           1996          1995
                                                                                               ------------------------
Cash and cash equivalents...............................................................     $  7,966,929  $  7,589,600
Federal funds sold and other short-term investments.....................................        4,677,596    11,734,905
Securities:
  Held-to-maturity......................................................................       24,864,640    25,794,108
  Available-for-sale....................................................................       10,701,911    11,571,581
Loans, net of allowance for loan losses of $1,185,672 in 1996 and $928,817 in 1995......       98,241,019    93,548,027
Bank premises and equipment, net........................................................        3,463,491     3,732,418
Accrued interest receivable.............................................................        1,041,756     1,217,561
Income tax receivable...................................................................           94,638        35,812
Other assets............................................................................          432,025       307,436
                                                                                             --------------------------
  TOTAL ASSETS..........................................................................     $151,484,005  $155,531,448
                                                                                             --------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
  Non-interest bearing..................................................................     $ 23,193,906  $ 22,513,544
  Interest bearing......................................................................       95,116,941    97,203,385
                                                                                             --------------------------
    TOTAL DEPOSITS......................................................................      118,310,847   119,716,929
                                                                                             --------------------------

Borrowed funds:
  Short-term borrowings................................................................         7,405,451     9,679,833
  Long-term borrowings.................................................................         2,275,456     3,629,027
                                                                                             --------------------------
    TOTAL BORROWED FUNDS...............................................................         9,680,907    13,308,860
                                                                                             --------------------------

  Accrued interest payable.............................................................           680,226       693,364
  Other liabilities....................................................................           782,827       622,811
                                                                                             --------------------------
    TOTAL LIABILITIES..................................................................       129,454,807   134,341,964
                                                                                             --------------------------

COMMITMENTS AND CONTINGENT LIABILITIES

STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value per share; authorized 1,000,000 shares; issued, none                 --            --
  Common stock, $.01 par value per share; authorized 10,000,000 shares;
    issued and outstanding 2,285,864 in 1996 and 2,282,615 in 1995....................             22,859        22,826
  Additional paid in capital..........................................................          6,960,550     6,946,370
  Employee stock options earned.......................................................             94,764        52,165
  Retained earnings...................................................................         15,072,129    14,210,036
  Less treasury stock, at cost........................................................            (84,305)           --
  Net unrealized gains (losses) on securities available-for-sale......................            (11,343)       37,114
                                                                                             --------------------------
                                                                                               22,054,654    21,268,511

  Less: Deferred compensation related to employee stock ownership
       plan debt guarantee............................................................            (25,456)      (79,027)
                                                                                             --------------------------
       TOTAL STOCKHOLDERS' EQUITY.....................................................         22,029,198    21,189,484
                                                                                             --------------------------
       TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY.....................................       $151,484,005  $155,531,448
                                                                                             ==========================




                   BLACKHAWK BANCORP 6 ANNUAL REPORT 1996

                    Blackhawk Bancorp, Inc. and Subsidiary
                      CONSOLIDATED STATEMENTS OF INCOME
                 Years Ended December 31, 1996, 1995 and 1994



                                                                          1996        1995         1994
                                                                     -------------------------------------
INTEREST INCOME:
     Interest and fees on loans...................................   $ 8,777,209  $ 8,327,565  $ 7,270,387
  Interest on securities:
    Taxable......................................................      2,122,793    1,895,205    1,650,537
    Exempt from Federal income taxes.............................        221,105      199,168      302,878
  Interest on federal funds sold and other short-term investments        201,741      160,031      122,381
                                                                     -------------------------------------
       TOTAL INTEREST INCOME......................................    11,322,848   10,581,969    9,346,183
                                                                     -------------------------------------
INTEREST EXPENSE:
  Interest on deposits............................................     4,578,120    4,485,677    3,907,408
  Interest on short-term borrowings...............................       642,894      379,219      256,640
  Interest on long-term borrowings................................       173,090      214,223       59,878
                                                                     -------------------------------------
       TOTAL INTEREST EXPENSE.....................................     5,394,104    5,079,119    4,223,926
                                                                       -------------------------------------

       NET INTEREST INCOME........................................     5,928,744    5,502,850    5,122,257
  Provision for loan losses.......................................       145,000      180,000      220,000
                                                                       -------------------------------------

       NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES........     5,783,744    5,322,850    4,902,257
                                                                     -------------------------------------
OTHER OPERATING INCOME:
  Trust department income.........................................       121,739       87,826       73,383
  Service fees....................................................       568,951      467,800      412,991
  Realized gains on securities....................................            --       17,785           --
  Gain on sale of loans...........................................        75,372       37,996       29,331
  Other income....................................................       239,735      166,496       82,413
                                                                     -------------------------------------
       TOTAL OTHER OPERATING INCOME...............................     1,005,797      777,903      598,118
                                                                     -------------------------------------
OTHER OPERATING EXPENSES:
  Salaries and wages.............................................      1,767,328    1,640,139    1,430,820
  Employee benefits..............................................        436,445      357,297      455,052
  Occupancy expense of bank premises.............................        309,313      300,160      239,169
  Furniture and equipment........................................        349,928      383,072      296,712
  Data processing................................................        320,109      299,447      391,707
  Federal deposit insurance premiums.............................          2,000      127,272      239,208
  Professional fees..............................................        199,373      207,417      365,522
  Advertising and marketing......................................        112,790      118,236      105,111
  Other operating expenses.......................................        716,319      595,083      691,123
                                                                     -------------------------------------
     TOTAL OTHER OPERATING EXPENSES..............................      4,213,605    4,028,123    4,214,424
                                                                     -------------------------------------
     INCOME BEFORE INCOME TAXES..................................      2,575,936    2,072,630    1,285,951
  Provision for income taxes.....................................        847,661      600,743      345,949
                                                                     -------------------------------------
     NET INCOME..................................................    $ 1,728,275  $ 1,471,887    $ 940,002
                                                                     =====================================
     NET INCOME PER SHARE........................................    $       .73  $       .64    $     .41
                                                                     =====================================
     DIVIDENDS PER SHARE.........................................    $       .38  $       .30    $     .27
                                                                     =====================================


                   BLACKHAWK BANCORP 7 ANNUAL REPORT 1996

                    Blackhawk Bancorp, Inc. and Subsidiary
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                   Years Ended December 31, 1996, and 1995




                                                                    Additional
                                                            Common   Paid in     Stock        Retained
                                                             Stock   Capital    Options       Earnings
------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993 ..........................     $  7,492   $ 6,777,046   $  9,384      $13,089,223

Net income ..........................................           --            --         --          940,002
Principal payments on ESOP loan .....................           --            --         --               --
Cash dividends declared on
  common stock, $.27 per share ......................           --            --         --         (599,830)
Adoption of FASB #115 ...............................           --            --         --               --
Net change in unrealized gains (losses) on securities
 available-for-sale .................................           --            --         --               --
Stock Split .........................................        7,495            --         --           (7,495)
Compensatory employee stock options:
  Recognized ........................................           --            --     17,978               --
  Exercised .........................................           19        13,966       (720)              --
                                                          --------------------------------------------------
BALANCE, DECEMBER 31, 1994 ..........................       15,006     6,791,012     26,642       13,421,900

Net income ..........................................           --            --         --        1,471,887
Principal payments on ESOP loan .....................           --            --         --               --
Cash dividends declared on common
  stock, $.30 per share .............................           --            --         --         (676,140)
Net change in unrealized gains (losses)
  on securities available-for-sale ..................           --            --         --               --
Stock split .........................................        7,593            --         --           (7,611)
Compensatory employee stock options:
  Recognized ........................................           --            --     33,697               --
  Exercised .........................................          227       155,358     (8,174)              --
                                                          --------------------------------------------------
BALANCE, DECEMBER 31, 1995 ..........................       22,826     6,946,370     52,165       14,210,036

Net income ..........................................           --            --         --        1,728,275
Principal payments on ESOP loan .....................           --            --         --               --
Cash dividends declared on common
  stock, $.38 per share .............................           --            --         --         (866,182)
Purchase of stock for treasury, 7,578 shares
  at $11.13 per share ...............................           --            --         --               --
Net change in unrealized gains (losses)
  on securities available-for-sale ..................           --            --         --               --
Compensatory employee stock options:
  Recognized ........................................           --            --     42,654               --
  Exercised or expired ..............................           33        14,180        (55)              --
                                                          --------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..........................     $ 22,859   $ 6,960,550   $ 94,764      $15,072,129
                                                          ==================================================



                                                               Net Unrealized
                                                               Gains (Losses) on
                                                                    Securities
                                                       Treasury      Available
                                                        Stock        for Sale        Other             Total
---------------------------------------------------------------------------------------------------------------------
BALANCE, DECEMBER 31, 1993 ..........................       --              --         $ (186,170)      $  19,696,975

Net income ..........................................       --              --                 --             940,002
Principal payments on ESOP loan .....................       --              --             53,571              53,571
Cash dividends declared on
  common stock, $.27 per share ......................       --              --                 --            (599,830)
Adoption of FASB #115 ...............................       --         160,451                 --             160,451
Net change in unrealized gains (losses) on securities
  available-for-sale ................................       --        (320,152)                --            (320,152)
Stock Split .........................................       --              --                 --                  --
Compensatory employee stock options:
  Recognized ........................................       --              --                 --              17,978
  Exercised .........................................       --              --                 --              13,265
                                                      ----------------------------------------------------------------
BALANCE, DECEMBER 31, 1994 ..........................       --        (159,701)          (132,599)         19,962,260

Net income ..........................................       --              --                 --           1,471,887
Principal payments on ESOP loan .....................       --              --             53,572              53,572
Cash dividends declared on common
  stock, $.30 per share .............................       --              --                 --            (676,140)
Net change in unrealized gains (losses)
  on securities available-for-sale ..................       --         196,815                 --             196,815
Stock split .........................................       --              --                 --                 (18)
Compensatory employee stock options:
  Recognized ........................................       --              --                 --              33,697
  Exercised .........................................       --              --                 --             147,411
                                                      ----------------------------------------------------------------
BALANCE, DECEMBER 31, 1995 ..........................       --          37,114            (79,027)         21,189,484

Net income ..........................................       --              --                 --           1,728,275
Principal payments on ESOP loan .....................       --              --             53,571              53,571
Cash dividends declared on common
  stock, $.38 per share .............................       --              --                 --            (866,182)
Purchase of stock for treasury, 7,578 shares
  at $11.13 per share ...............................  (84,305)             --                 --             (84,305)
Net change in unrealized gains (losses)
  on securities available-for-sale ..................       --         (48,457)                --             (48,457)
Compensatory employee stock options:
  Recognized ........................................       --              --                 --              42,654
  Exercised or expired ..............................       --              --                 --              14,158
                                                      ----------------------------------------------------------------
BALANCE, DECEMBER 31, 1996 ..........................  (84,305)      $ (11,343)         $ (25,456)       $ 22,029,198
                                                      ================================================================





                   BLACKHAWK BANCORP 8 ANNUAL REPORT 1996

                    Blackhawk Bancorp, Inc. and Subsidiary
                    CONSOLIDATED STATEMENTS OF CASH FLOWS


                 Years Ended December 31, 1996, 1995 and 1994


CASH FLOWS FROM OPERATING ACTIVITIES                                                    1996         1995         1994
                                                                                   -------------------------------------
Net income ......................................................................  $ 1,728,275   $ 1,471,887    $ 940,002
Adjustments to reconcile net income to net cash provided by operating activities:
  Compensatory employee stock options recognized ................................       42,599        33,697       17,978
  Provision for loan losses .....................................................      145,000       180,000      220,000
  Provision for depreciation and amortization ...................................      333,294       348,424      261,124
  Amortization of premiums and accretion of discounts on investment securities, net    (79,542)       47,621      177,616
  Gain on sale of property equipment ............................................       (2,655)           --           --
  Realized gains on securities ..................................................           --       (17,785)          --
  Gain on sale of loans .........................................................      (75,372)      (37,996)     (29,331)
  Loans originated for sale .....................................................   (5,329,228)   (3,232,399)  (1,925,082)
  Proceeds from sale of loans ...................................................    5,164,200     3,270,395    1,954,413
  Change in assets and liabilities:
    (Increase) decrease in accrued interest receivable ..........................      175,805       (84,251)    (102,056)
    (Increase) decrease in other assets .........................................     (183,415)      184,735     (105,651)
    Increase in accrued interest and other liabilities ..........................      178,910        26,669       78,870
                                                                                   --------------------------------------
       NET CASH PROVIDED BY OPERATING ACTIVITIES ................................    2,097,871     2,190,997    1,487,883
                                                                                   --------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from sale of property and equipment ..................................       11,600            --           --
  Proceeds from sale of securities available-for-sale ...........................           --     2,027,813           --
  Proceeds from maturity of securities held-for-maturity ........................   11,814,812     6,800,362    8,222,764
  Proceeds from maturity of securities available-for-sale .......................   22,484,382     3,806,860    4,052,950
  Purchase of securities held-to-maturity .......................................  (10,872,593)   (6,991,719)  (9,014,365)
  Purchase of securities available-for-sale .....................................  (21,628,410)   (6,758,108)  (4,882,249)
  (Increase) decrease in federal funds sold and other short-term investments, net    7,057,309    (4,683,512)  (1,661,477)
  Loans originated, net of principal collected ..................................   (4,597,592)   (5,013,115)  (2,680,279)
  Purchase of bank premises and equipment .......................................      (73,312)   (1,178,618)    (747,994)
                                                                                   --------------------------------------
     NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES ........................    4,196,196   (11,990,037)  (6,710,650)
                                                                                   --------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in deposits ...........................................   (1,406,082)    4,978,624    5,076,215
  Net increase (decrease) in short-term borrowings ..............................   (3,574,382)    6,932,833     (272,000)
  Proceeds from long-term borrowings ............................................           --       850,000    1,400,000
  Dividends paid ................................................................     (866,182)     (676,140)    (599,830)
  Proceeds from issuance of common stock ........................................       14,213       147,393       13,265
  Purchase of common stock for treasury .........................................      (84,305)           --           --
                                                                                   --------------------------------------
     NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES ........................   (5,916,738)   12,232,710    5,617,650
                                                                                   --------------------------------------
     INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ...........................      377,329     2,433,670      394,883

 Cash and cash equivalents:
   Beginning ....................................................................    7,589,600     5,155,930    4,761,047
                                                                                   --------------------------------------
     Ending ....................................................................   $ 7,966,929   $ 7,589,600 $  5,155,930
                                                                                   ======================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for:
   Interest on deposits ........................................................  $  4,593,971    $4,397,371   $3,846,582
   Income taxes ................................................................  $    878,315    $  710,876   $  653,175
   Interest on borrowed funds ..................................................  $    813,272    $  567,002   $  298,320

SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
   Other assets acquired in settlement of loans ................................  $    225,546    $  193,200   $   84,544
   Principal payments on ESOP loan .............................................  $     53,571    $   53,571   $   53,571
   Common stock issued to effect stock split ...................................            --    $    7,593   $    7,495


                   BLACKHAWK BANCORP 9 ANNUAL REPORT 1996

                    Blackhawk Bancorp, Inc. and Subsidiary
                         INDEPENDENT AUDITOR'S REPORT


Board of Directors and Stockholders
Blackhawk Bancorp, Inc. and Subsidiary
Beloit, Wisconsin

We have audited, in accordance with generally accepted auditing standards, the consolidated balance sheets of Blackhawk Bancorp, Inc. and subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for the years then ended; and in our report dated February 7, 1997, we expressed an unqualified opinion on those consolidated financial statements.

In our opinion, the information set forth in the accompanying condensed consolidated financial statements is fairly stated, in all material respects, in relation to the consolidated financial statements from which it has been derived.


[SIGNATURE]



Lindgren, Callihan, Van Osdol & Co., Ltd.
Rockford, Illinois
February 7, 1997

                      BLACKHAWK BANCORP 10 ANNUAL REPORT

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional analysis of the financial statements presented in the Company's annual report and should be read in conjunction with this information. This discussion focuses on the significant factors which affected the Company's earnings in 1996, with comparisons to 1995 and 1994 where applicable. As of December 31, 1996, Blackhawk State Bank (the "Bank") was the only direct subsidiary of the Company and its operations contributed nearly all of the revenue and expenses for the year. The Bank's wholly owned subsidiary, Nevahawk Investment, Inc. ("Nevahawk") is an investment subsidiary located in Nevada.

OVERVIEW
As of December 31, 1996, total assets of the Company were $151.5 million decreasing 2.6% from $155.5 million as of December 31, 1995. Total income for 1996 was $1.73 million or $.73 per share, increasing 17.4% from $1.47 million or $.64 per share, in 1995, which was 57.2% greater than the $940,000 or $.41 per share, in 1994. The significant items resulting in the above-mentioned results are discussed below.

NET INTEREST INCOME
Net interest income is the difference between interest income and fees on loans and interest expense, and is the largest contributing factor to net income for the Company. All discussions of rate are on a tax-equivalent basis, which accounts for income earned on securities that are not fully subject to federal taxes. Net interest income in 1996 was a record $6.0 million, increasing 7.8% over the 1995 level of $5.6 million which in turn was 6.3% over the 1994 net interest income of $5.3 million. Net interest income as a percentage of average earning assets was 4.33% in 1996, 4.27% in 1995, and 4.19% in 1994.

Increases in investment income and income and fees on loans were the largest factor in the increase of net interest income in 1996. Investment income increased 11.9% and income and fees on loans increased 5.4%. Nearly all of the increase in these areas were the result of increased volumes. The average balance of investments increased by 9.6% in 1996 compared to 1995. Total loans increased 3.3% for this same period. Commercial and consumer loans continued to increase in their percentage of the total loan portfolio. Real estate loans continued to decline as a percent of the portfolio. However, real estate loans still make up over 57% of the portfolio.

The largest factor in the increase in net interest income from 1994 to 1995 was income and fees on loans. During 1995, loan income and fees increased 14.5%, due almost equally to both increased rates and volumes. Loan demand for 1995 was very strong due to an easing in national interest rates along with a strong local economy. Outstanding commercial loans, including both variable and fixed rate, increased by 24.2%, in 1995 while the rate earned on these balances also increased. Outstanding balances for real estate loans remained static while the rates earned increased. Consumer loan rates remained static while outstanding balances increased 17.8%. It has been a strategy of the Company, since its conversion to a commercial bank charter in 1990, to change the mix of its loan portfolio by increasing the volume of commercial and consumer loans.

During 1994 the Bank began to offer its own credit card product. During 1995 the Bank also began to offer a home equity line of credit. Balances in both of these accounts continue to grow in 1996 as consumers become more comfortable using these financing alternatives. With time these products will contribute a higher level of interest income.

Securities income increased 4.4%, in 1995 over 1994 levels. The increase in 1995 was due to increased rates, which were partially offset by decreased volumes in securities.

Interest paid on interest bearing liabilities increased 6.2% in 1996 compared to 1995. Approximately 84% of the increase was due to increased volume in short-term borrowings. These borrowings were in the form of repurchase agreements. The increased cost of interest bearing deposits was due to increased rates. Interest paid on interest bearing liabilities increased 20.2% in 1995 as compared to 1994. The rate increases seen in assets, as discussed above also affect liabilities. Interest paid on interest bearing deposits increased 14.8% in 1995 as compared to 1994. The largest factor was the increase in rates paid, and to a lesser extent due to increased volumes.

In order to fund loan demand and leverage its capital base, the Company has taken advances from the Federal Home Loan Bank ("FHLB") and accepted repurchase agreements from local municipalities. As specific commercial loan funding requests come in, FHLB advances are taken to fund these loans. The repurchase agreements are on a bid basis with varying periods for rebid. Long-term loans are not funded with repurchase agreements. Also, short-term borrowings include federal funds purchased. As short-term liquidity needs arise, the Company may buy federal funds, secure advances from the FHLB, or borrow from the Federal Reserve Bank.

NONINTEREST INCOME AND
NONINTEREST EXPENSE
Excluding security gains, noninterest income increased by $246,000, or 32.3% in 1996 compared to 1995. The areas accounting for this increase were trust fees, $34,000 or 38.7%, service fees, $101,000 or 21.6%, gain on sale of loans, $37,000 or 98.4%, credit card fees, $15,000 or 23.3% and investment center commissions, $60,000.

Overall noninterest income, excluding security gains, increased

                   BLACKHAWK BANCORP 11 ANNUAL REPORT 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

$162,000 or 27.1% in 1995 as compared to 1994. Increased service charges account for approximately half of this increase and result primarily from the replacement of several of the Company's product offerings with fee based accounts. Also contributing to the additional income are a 19.6% increase in trust fees, and a 36.7% increase in credit card fees in 1995. An investment center selling non-FDIC insured products was opened in the Bank in 1995. Because this was in its start-up phase, it did not contribute a material amount to non-interest income.

Noninterest expense increased $185,000 or 4.6% in 1996 compared to 1995. Increases in salaries, employee benefits, data processing and other expenses were partially offset by decreases in equipment costs, FDIC insurance premiums, professional fees and advertising expenses.

Salaries increased $127,000 or 7.8% in 1996 compared to 1995. This increase was the result of additional new employees hired in 1995, normal salary increases and an increase in the officer incentive compensation related to improved financial performance. The increase in employee benefits of $79,000 or 22.2%, is primarily the result of increased health insurance costs. The other major area of increase was other expenses which increased $121,000 or 20.3%. Two areas that accounted for approximately 54.0% of this increase were office supplies and postage.

A significant decrease in FDIC premiums of $125,000, was due to the elimination of premiums for banks that were most highly rated. The $33,000, 8.7%, reduction in equipment expenses was primarily the result of reduced depreciation costs.

Noninterest expense decreased $186,000 or 4.4% in 1995 as compared to 1994. Increases in salaries and benefits, occupancy and equipment expenses, were offset by decreases in loan collection expenses, FDIC premiums and expenses related to the 1994 resignation of the Company's former President and CEO.

The bank has received the required regulatory approvals to open its second in-store branch, which will occur in July 1997. This branch will be located in a newly constructed Wal-Mart Superstore. Noninterest expenses are expected to increase as a result of this branch opening.

Salaries and benefits increased 5.9%, or $112,000 in 1995. The primary contributing factor was the full year of salaries related to the Company's supermarket branch opened in November, 1994. Also affecting the increase was the hiring of a full-time marketing officer and investment center executive, normal adjustments in base salaries for personnel and higher officer incentive compensation related to improved financial performance. These increases were partially offset by a decrease in health insurance expense as a result of changing carriers and 1994 also included costs related to the resignation of the Company's former President and CEO.

Occupancy expense increased $61,000 or 25.5% in 1995. This was mostly due to expenses related to the new addition to the Bank's main facility and to a lesser extent, the addition of a new supermarket branch, opened in November, 1994. Equipment expenses increased $86,000 or 29.1% in 1995. Again, most of this increase is attributable to the main bank and new branch additions. Also affecting the increase is the higher depreciation expense related to the new computer system installed in February, 1994.

Data processing expense decreased $92,000 or 23.6% in 1995. The computer system installed during 1994 allows more flexibility in processing and also lowered the cost of data processing services. Loan collection expense decreased in 1995 by $121,000 or 71.1%. This is mostly due to the legal expenses incurred in 1994, related to the restructuring of a large non-performing commercial loan. FDIC premiums in 1995 decreased $112,000 or 46.8%. The FDIC's tiered schedule of premiums was lowered during 1995 to $.06 per hundred dollars from $.23 per hundred dollars of deposits.

Management tracks three ratios related to noninterest income and expense: (1) Net-noninterest expense as a percentage of average assets, (2) standard efficiency ratio and (3) gross efficiency ratio. Net-noninterest expense as a percentage of average assets has improved from 2.70% in 1994 to 2.31% in 1995 to 2.15% in 1996. The standard efficiency ratio (noninterest expense divided by net operating income) improved from 73.7% to 64.3% to 60.8%. The gross efficiency ratio (noninterest expense divided by gross income) improved from 42.4% to 35.5% to 34.2%. Management expects all three of these ratios to improve in the future, although at a slower rate of improvement.

PROVISION FOR LOAN LOSSES
The provision for loan losses was $145,000, $180,000, and $220,000 for 1996, 1995, and 1994, respectively. In 1996 the Bank experienced net recoveries of $112,000 compared to net charge-offs of $65,000 and $347,000 in 1995 and 1994 respectively. The net recovery in 1996 resulted from recoveries of $221,000 off-setting charge-offs of $109,000. Most of the recovery was from a loan that was originally charged off in 1994. Excluding the large recovery, net charge-offs to average loans would have been .07% in 1996. Net charge-offs to average loans was .07% in 1995 and .40% in 1994. The allowance for loan losses as a percent of loans was 1.19% at December 31, 1996 compared to .98% and .91% in 1995 and 1994, respectively. Management feels that the allowance for loan loss provision is adequate based upon the current portfolio and market conditions. As the loan portfolio shifts and market conditions warrant, the provision will be adjusted.



                   BLACKHAWK BANCORP 12 ANNUAL REPORT 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

INCOME TAXES
The effective income tax rate increased to 32.9% in 1996 from 29.0% in 1995 and 26.9% in 1994. Because Nevahawk is located in Nevada, its income is not subject to state income tax. As a result, as a higher proportion of income is earned outside of Nevada, the effective rate increases.

BALANCE SHEET ANALYSIS
Total assets as of December 31, 1996 were $151.5 million versus $155.5 million as of December 31, 1995, a decrease of 2.6%. Total average assets were $148.7 million for the year ended December 31, 1996 versus $140.6 million in 1995, an increase of 5.8%. All comparisons below are comparing 1996 to 1995, unless otherwise noted.

LOANS
Gross loans increased 5.2% to $99.4 million from $94.5 million. Commercial loans experienced the most growth, $2.7 million or 13.3%, as the Bank continues to restructure its balance sheet, during 1996, to that of a more traditional commercial bank. Total real estate loans remained static. Consumer installment loans increased $2.3 million or 13.0%. As mentioned above the Bank began its own credit card program in 1994 and in 1995 introduced its home equity line of credit. The credit card program and the home equity line of credit have experienced solid growth considering the Bank's late entry into these markets. As of December 31, 1996, real estate loans represented 57.8% of gross loans, commercial loans were 23.2% and consumer loans were 19.7%. This compares to 60.2%, 21.5% and 18.3%, respectively, at December 31, l995. The Bank's loan mix is now closer to that of the average commercial bank, which has been a goal since 1990.

NON-PERFORMING LOANS
Non-performing loans as a percent of total loans increased to 1.15 % as of December 31, 1996 versus .61% as of December 31, 1995. The increase from 1995 to 1996 is the result of the change in loan mix discussed above. Management feels that the risks involved with these loans are manageable and monitor this area closely. It is the Bank's policy to place a loan on non-accrual once it has become 90 days delinquent. If it is determined that collection is questionable before that time, it would then be placed on non-accrual.

SECURITIES
Securities as a percent of average assets increased to 27.1% from 25.6%. The percentage held in the form of tax-exempt securities increased slightly in 1996, 11.9% compared to 11.5%. As the yield relationship between taxable and tax-exempt securities changes, new investments will be made in the area that best meets the objectives of the Company.

Total earning assets were 93.0% of total average assets as of December 31, 1996, as compared to 92.6% as of December 31, 1995. In total dollars, earning assets increased $8.2 million or 6.3%.

DEPOSITS
Total average interest bearing deposits increased .7%, to $97.0 million from $96.3 million. They decreased as a percentage of average assets to 65.2% in 1996 from 68.5% in 1995. Interest bearing demand deposits experienced a 20.0% increase to $4.9 million as compared to $4.1 million, and were 3.3% of average assets in 1996, as compared to 2.9% in 1995. The majority of this increase was in the Bank's club checking account programs. Savings accounts increased 7.7%. Time deposits decreased 3.5% or $2.3 million, and as a percent of average assets decreased to 41.7% in 1996 from 45.7% in 1995.

Total average non-interest bearing demand deposits increased 15.3% and as a percentage of average assets were 9.2% in 1996 versus 8.5% in 1995. This increase is mostly the result of increased business customers, which is also evident in the commercial loan activity. As banks continue to find it difficult to retain the more traditional type of savings customers, the focus will be building relationships with its customers and offering alternative investment products around the core checking account. The Bank's mix of deposits is still undergoing a change to that of a traditional commercial bank which began in 1990. Thus it is expected that a higher percentage of the Bank's growth will be seen in demand deposit accounts than in traditional time deposit and savings accounts.

OTHER BORROWINGS
Other borrowings has experienced the most growth of any other area of interest bearing liabilities. Average borrowings increased 45.1% in 1996 after an increase of 48.1% in 1995. Average borrowings of $15.2 million in 1996 were 10.2% of average assets compared to $10.5 million and 7.4% of average assets in 1995. The Bank has used other borrowings to fund specific loan requests by taking advances at the FHLB to match the term and spread required. The Bank also utilized advances from the FHLB to meet some short-term liquidity needs and it also utilized a staggered maturity advance to fund some consumer lending in 1995. The advances taken for short-term liquidity needs and those used to fund the consumer loans have been retired as they have matured.

During 1995, the Bank entered into depository relationships with four local governmental agencies. As a result, excess funds deposited into their accounts are invested into repurchase agreements ("repos") on a daily basis. These repo balances will fluctuate during the year as tax dollars are collected and disbursed. These relationships are bid on a two-year cycle, though one of the four is on a three-year cycle. Two of the relationships that are on a two year cycle expire at the end of June


                   BLACKHAWK BANCORP 13 ANNUAL REPORT 1996

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
             CONDITION AND RESULTS OF OPERATIONS (CONTINUED)


1997. The other one expires at the end of December. These accounts are expected to be rebid approximately three months prior to the expiration date. It is not possible to determine the outcome of these bids at this time.

ASSET/LIABILITY MANAGEMENT
The Bank, like other financial institutions, is subject to interest rate risk to the degree that its interest-bearing liabilities, with short and medium term maturities, mature or reprice more rapidly, or on a different basis, than its interest-earning assets. Interest rate risk occurs when there is an imbalance between the interest-earning assets and the interest-bearing liabilities at a given maturity or repricing schedule. Such imbalance is commonly referred to as interest rate gap ("gap"). A positive gap exists when there are more assets than liabilities maturing or repricing within the same time frame, and a negative gap is one in which there are more liabilities than assets maturing or repricing within the same time frame. Accordingly, in a negative gap position, the Bank's net interest income is likely to decline during periods of rising interest rates and increase during periods of declining interest rates. The opposite is true in the case of a positive gap position. The Bank's cumulative one-year gap generally has been and currently is negative.

The asset/liability committee meets regularly to monitor and determine the Bank's exposure to interest rate fluctuations. This is done by monitoring the maturity and repricings of assets and liabilities plus monitoring the flow of
funds.   It is current bank policy to have the one year cumulative gap within a positive or negative 10% of assets. The current percentage is negative 11.7% which compares to a positive 4.2% as of December 31, 1995.

LIQUIDITY
Liquidity as it relates to the Bank is a measure of its ability to fund loans and withdrawals of deposits in a cost-effective manner. The Bank's principal sources of funds are deposits, scheduled amortization and prepayment of loan principal, maturities of securities, income from operations, and short-term borrowings. Additional sources include purchasing fed funds, sale of loans, sale of securities, borrowing from the Federal Reserve Bank and the FHLB and capital loans. Current year earnings can be paid to the Bank, from Nevahwk, to provide additional liquidity, without incurring a tax liability under present law. During 1996 Nevahawk did not pay a dividend however, a dividend of $1.0 million was paid to the Bank in 1995. A payment in 1997 is not anticipated.

Generally liquidity needs of the Company consist of payment of dividends to its stockholders and a limited amount of expenses. The sources of funds to provide this liquidity are income from securities, maturities of securities, cash balances and dividends from the Bank. Certain restrictions are imposed upon the Bank which could limit its ability to pay dividends if it did not have net earnings in the future. The Company maintains adequate liquidity to pay its expenses. The Company has entered into an agreement to purchase Rochelle Bancorp Inc., the parent of Rochelle Savings Bank, Rochelle, Illinois. The closing of this transaction is expected to be completed April 30, 1997. The funds, totaling approximately $4.2 million, needed to complete this transaction are expected to be generated internally by the Company and by the dividends from the Bank.

CAPITAL
Total stockholders' equity as of December 31, 1996 increased 3.9% to $22.0 million as compared to $21.2 million as of December 31, 1995. Internal growth in the form of increased net income was the biggest factor for this increase. Also contributing to the increase to a lesser extent was the exercising of stock options by employees and an increase in the adjustment for Financial Accounting Standard 115. Equity as a percent of assets, core capital as a percent of assets, total capital as a percent of risk based assets and leverage ratio were 14.54%, 14.37%, 23.47%, and 15.08 %, respectively, at December 31, 1996. The Company significantly exceeds all regulatory requirements regarding capital. The regulatory requirement for core capital as a percent of assets is 5.50% and total capital as a percent of risk based assets is 4.0%.

IMPACT OF INFLATION AND CHANGING PRICES
Unlike most industrial companies, virtually all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have more significant impact on the Bank's performance and results of operations than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services as measured by the Consumer Price Index. As discussed previously under Asset/Liability Management, the Bank's interest rate gap position in conjunction with the direction of the movement in interest rates, is an important factor in the Bank's result of operation. The Bank's financial statements are prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and results of operations in terms of historical dollars, without giving consideration to changes in the relative purchasing power of money over time due to inflation.

ACCOUNTING DEVELOPMENTS
In 1995, the Financial Accounting Standards Board ("FASB") issued Statement No. 123, Accounting for Stock-Based Compensation. This statement establishes financial accounting and reporting standards for such plans including arrangements by which employees or non-employees receive shares of stock or other equity instruments or the company incurs liabilities to employees based on the price of the stock such as stock options. Under this statement, the stock or equity instruments issued must be accounted for based on the fair value of the considera-



                   BLACKHAWK BANCORP 14 ANNUAL REPORT 1996
tion received or the fair value of the equity instrument issued, whichever is more reliably measured. As an alternative to valuing such instruments at fair value, the employer can continue to account for these under the previous method of accounting. If the previous method of accounting is chosen in lieu of the fair value method, as the company has done, the Company must disclose the effects of the fair value for equity awards granted in fiscal years beginning after December, 31,1994. There is no material effect on the financial statements in implementing this statement.

In an effort to simplify the current standards in the United States for computing earnings per share ("EPS") and make them compatible with international standards, the FASB will issue Statement 128, Earnings Per Share. Statement 128 applies to entities with publicly held common stock and is effective for financial statements issued for periods ending after December 15, 1997. Statement 128 replaces APB Opinion 15, Earnings Per Share. Opinion 15 required that entities with simple capital structures present a single "earnings per common share" on the face of the income statement. Those entities with complex capital structures had to present both "primary" and "fully diluted" EPS. Primary EPS shows the amount of income attributed to each share of common stock if every common stock equivalent were converted into common stock. Fully diluted EPS considers common stock equivalents and all other securities that could be converted into common stock. Statement 128 simplifies the computation of EPS by replacing the presentation of primary EPS with a presentation of basic EPS. The Statement requires dual presentation of basic and diluted EPS by entities with complex capital structures. Basic EPS includes no dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted EPS. The implementation of this statement is expected to cause a slight increase in EPS for 1997.

                        QUARTERLY FINANCIAL INFORMATION


                                                                     1996                                   1995
  (dollars in thousands except for per share data)    Fourth    Third   Second    First    Fourth      Third    Second    First
                                                      Quarter  Quarter  Quarter  Quarter   Quarter    Quarter   Quarter  Quarter
-------------------------------------------------------------------------------------------------------------------------------

Interest income......................................  $2,867   $2,849   $2,839   $2,768     $2,748     $2,706   $2,608   $2,520
Interest expense.....................................   1,314    1,342    1,375    1,363      1,314      1,353    1,269    1,143
                                                        ------------------------------------------------------------------------
Net interest income..................................   1,553    1,507    1,464    1,405      1,434      1,353    1,339    1,377
Provision for loan losses............................      25       35       40       45         45         45       45       45
Other income.........................................     267      249      255      235        240        213      189      136
Other expense........................................   1,070    1,060    1,040    1,044      1,070      1,004      979      979
                                                        ------------------------------------------------------------------------
Income before income taxes...........................     725      661      639      551        559        517      504      489
Applicable income taxes..............................     238      221      210      179        119        165      163      154
                                                        ------------------------------------------------------------------------
Net income...........................................    $487     $440     $429     $372       $440       $352     $341     $335
                                                        ========================================================================
Per share data: (1)
Earnings.............................................   $0.20    $0.19    $0.18    $0.16      $0.19      $0.15    $0.15    $0.15
Dividends............................................    0.10     0.10     0.10     0.08       0.08       0.08     0.07     0.07
Stock price ranges (2)..........-high................   13.50    11.50    10.50    10.75      13.00      13.25    11.50    11.33
                                 -low................   10.88    10.50    11.75    12.00      11.00      11.00     8.67     8.67
Book value per share.................................    9.64     9.50     9.39     9.35       9.28       9.15     9.08     8.96


(1) Per share data is based on the number of shares outstanding plus an adjustment for options exercisable at the end of the periods indicated. Restated for a 3 for 2 stock split, June 15, 1995.
(2) Prices obtained from D.T.N. Quotes. These prices are bid and ask prices, which do not represent actual transactions.
    Restated for a 3 for 2 stock split, June 15, 1995.


                    BLACKHAWK BANCORP 15 ANNUAL REPORT 1996

             BOARD OF DIRECTORS


          [Photo of]                      [Photo of]                    [Photo of]
       JESSE L. CALKINS                  JOHN B. CLARK                DENNIS M. CONERTON
Senior Vice President , Treasurer,   Senior Vice President    President, Chief Executive Officer
    Chief Financial Officer          Everen Securities, Inc        Blackhawk State Bank
     Blackhawk State Bank

     [Photo of]                [Photo of]                       [Photo of]                               [Photo of]
Dr. H. DANIEL GREEN              CHARLES HART                    KENNETH A. HENDRICKS                   JAMES P. KELLEY
      Dentist                     President                President, Chief Executive Officer    Executive Vice President, Secretary
                           Combined Insurance Group, Ltd           ABC Supply Co., Inc                   Blackhawk State Bank


        [Photo of]                       [Photo of]                           [Photo of]
        FRED G. KLETT                 GEORGE D. MERCHANT                    ROGER K. TAYLOR
     Sales Representative             Retired Businessman         President, Chief Executive Officer
The Prudential Life Insurance Co.                                  North American Tool Corporation




                         BLACKHAWK STATE BANK OFFICERS:

DENNIS M. CONERTON, President, CEO - JAMES P. KELLEY, Executive Vice President
- JESSE L. CALKINS, Senior Vice President
RICHARD J. RUSCH, Vice President, Commercial Lending - EDMAR J. HANSEN, Vice President, Retail Lending
LARRY L. KANE, Assistant Vice President - SHARON A. BURNETT, Assistant Vice President - KAY M. HANSEN, Consumer Loan Officer
DEANNA R. WINEGAR, Branch Manager, Retail Banking Officer - DEBRA L. OVIST, Consumer Loan Officer
     RICK L. NELSON, Assistant Vice President - DOROTHY L. BURTON, Trust Officer - TIMOTHY J. RYAN, Assistant Vice President, Controller
          ALLEN J. BREWER, Assistant Vice President, Retail Banking


                   BLACKHAWK BANCORP 16 ANNUAL REPORT 1996

                  BUSINESS BANKING ACCOUNT & CREDIT SERVICES:

COMMERCIAL CHECKING ACCOUNTS          CREDIT SERVICES                 INTERNATIONAL BANKING SERVICES
CASH MANAGEMENT SERVICES                LINES OF CREDIT               SAFE DEPOSIT BOXES
  ZERO BALANCE DISBURSEMENT ACCOUNTS    TERM LOANS                    MONEY ORDERS & CASHIERS CHECKS
  CONTROLLED DISBURSEMENT ACCOUNTS      EQUIPMENT, FIXED ASSET LOANS  TRAVELERS CHEQUES
  PAYROLL SERVICES                      REVOLVING CREDIT              CORPORATE CREDIT CARDS
  LOCK BOX SERVICES                     LETTERS OF CREDIT             EMPLOYEE RETIREMENT ACCOUNTS
  ACCOUNT RECONCILIATION               RECEIVABLES FINANCING
  FINE SORT CHECK RETURN
  MONEY MARKET INVESTMENT SERVICES
  ACCESS 2,000 ACH ORIGINATION


     PERSONAL BANKING PRODUCTS AND SERVICES:

CLUB CHECKING              LOANS                          FULL SERVICE TRUST DEPARTMENT
SAVINGS PLANS                HOME MORTGAGES               INVESTMENT CENTER
  MASTERMONEY                HOME IMPROVEMENT             24 HOUR ATM BANKING
  PASSBOOK ACCOUNTS          HOME EQUITY                  VISA & MASTERCARD
  STATEMENT SAVINGS          AUTO & RV                    SAFE DEPOSIT BOXES
  CERTIFICATES OF DEPOSIT    BOATS, MOTORCYCLES, CAMPERS  TRAVELER'S CHEQUES
  HEALTHCARE CERTIFICATES    EDUCATION (STUDENT LOANS)    SPECIAL NEED CHECKS
  MONEY MARKET ACCOUNTS      BUSINESS                       MONEY ORDERS
  IRA ACCOUNTS                                              CERTIFIED CHECKS
  NOW ACCOUNTS                                              CASHIERS CHECKS
  CHRISTMAS CLUBS                                           BANK DRAFTS
                                                          WIRE TRANSFERS
                                                          BANK BY MAIL

FORM 10-KSB
THE CORPORATION`S ANNUAL REPORT ON FORM 10-KSB, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, IS AVAILABLE UPON REQUEST TO:
BLACKHAWK BANCORP, INC., P.O. BOX 719, BELOIT, WI 53512-0719